Exhibit 99.1

Gain Therapeutics Reports Financial Results for Third Quarter 2026 and Provides Corporate Update

BETHESDA, Md., November 10, 2026 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended September 30, 2026, and provided a corporate update.

“The third quarter marked an important period of progress for Gain, highlighted by the presentation of long-term open-label data from the Phase 1b trial of rexaceract in Parkinson’s disease (PD),” said Gene Mack, President and CEO of Gain Therapeutics. “After 12 months of dosing with rexaceract, participants enrolled in the study showed no progression of Parkinson’s disease motor symptoms. This, together with previously reported biomarker evidence of target engagement, further validates the disease-modifying hypothesis underpinning our development strategy for rexaceract in PD. We continue to believe rexaceract has the potential to shift the treatment paradigm beyond symptom management, and we look forward to achieving additional potential clinical and regulatory milestones throughout the remainder of the year.”

Mr. Mack continued, “As we approach the start of the Phase 2 clinical trial of rexaceract, which we expect to initiate during Q1 2027 after confirming updates to our trial design during Q4 2026, we plan to select an initial therapeutic indication to advance GT-04686 into the clinic. We believe advancing a second allosteric small molecule candidate into clinical development is a milestone that will help position us for our next phase of growth as we build a differentiated GCase-targeting platform with the potential to unlock multiple therapeutic opportunities.”

Third Quarter 2026 and Recent Corporate and Pipeline Highlights

Pipeline Updates

Rexaceract

●	Presented long-term open-label extension data from the Phase 1b clinical study of rexaceract that supported its disease-modifying potential through 12 months of administration at the International Congress of Parkinson’s Disease and Movement Disorders in October 2026 in Seoul, Korea.
o	As of August 31, 2026, MDS-UPDRS motor scores demonstrated stability when compared to baseline (as recorded at study entry) with no disease progression as measured by the MDS-UPDRS Parts II and III scales among the 12 evaluable participants who had completed 12 months of daily oral administration of rexaceract by this date.
o	Participants with both high and low baseline levels of the glucocerebrosidase (GCase) substrate glucosylsphingosine (GluSph) in cerebrospinal fluid (CSF) have shown stabilization of MDS-UPDRS motor scores after 12 months and no clinically meaningful progression of motor symptoms on the MDS-UPDRS Parts II and III.
o	Preliminary long-term data demonstrated that rexaceract is generally well tolerated over 12 months of dosing. No new safety signals were observed and overall, a lower incidence of TEAEs occurred in Part 2 of the study (nine-month open-label extension) compared with Part 1 (initial three-month administration).
o	Perceived benefits most commonly described included four instances of improved sense of smell and taste, four instances of improved balance or gait, and three instances of improved sleep.

Corporate Updates

Regulatory

●	Initiation of rexaceract Phase 2 clinical trial expected during Q1 2027 following a comprehensive redesign and submission of new Phase 2 protocol.

Management Changes

●	Addition of Jeanette Weidner as Vice President, Finance, supporting strategic operations for the Company’s next phase of corporate and clinical development.

Upcoming Anticipated Milestones

●	Phase 2 clinical trial of rexaceract in people with Parkinson’s disease expected to begin in Q1 2027.
●	GT-04686 initial target indication expected in Q4 2026.

Q3 2026 Financial Results

Research and development (R&D) expenses decreased by $1.4 million to $1.4 million for the three months ended September 30, 2026, compared to $2.8 million for the three months ended September 30, 2025. The decrease in research and development expenses was primarily related to lower costs associated with our lead program compound rexaceract for the treatment of Parkinson’s disease and optimization of the pipeline together with lower research and development personnel expenses, partially offset by the expiration of the grant awarded by Innosuisse under the Swiss Accelerator program in April 2026.

General and administrative (G&A) expenses decreased by $0.1 million to $1.8 million for the three months ended September 30, 2026, compared to $1.9 million for the three months ended September 30, 2025. The decrease in general and administrative expenses for the period was primarily attributable to lower professional fees and personnel costs.

Net loss for the three months ended September 30, 2026, was $0.07 per share, basic and diluted, compared to $0.15 per share, basic and diluted, for the three months ended September 30, 2025.

Cash and cash equivalents were $11.7 million as of September 30, 2026, compared to $20.8 million as of December 31, 2025.

About Rexaceract

Gain Therapeutics’ lead drug candidate rexaceract, formerly known as GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is a beta-glucocerebrosidase (GCase) positive allosteric modulator, antiparkinsonian, that restores the function of the lysosomal enzyme GCase which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors, by stabilizing and chaperoning it to the lysosomes and mitochondria. In preclinical models of PD, rexaceract restored GCase enzymatic function, reduced endoplasmic reticulum stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, rexaceract was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting. Washout experiments in both GBA1-PD and idiopathic PD models, in which behavioral and neurochemical rescue effects seen with rexaceract were maintained even once it had been removed, suggest that rexaceract may have the potential to slow or stop the progression of the disease.

Results from a Phase 1 study of rexaceract in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in GCase activity among those receiving rexaceract at clinically relevant doses.

Rexaceract is currently being evaluated in a Phase 1b clinical trial for the treatment of PD with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across seven sites in Australia, is to evaluate the safety and tolerability of rexaceract after three months of dosing in people with PD. The Phase 1b study extension allowed participants to continue to be treated with rexaceract for up to a total of 12 months.

Gain’s lead program in PD has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, rexaceract is currently being evaluated for the treatment of PD with or without a GBA1 mutation in a Phase 1b clinical trial. The Company believes rexaceract has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates; expectations regarding the timing of patient enrollment and the completion and timing of results from a Phase 1b clinical study for rexaceract, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies; the timing of the commencement of the Phase 2 clinical study for rexaceract; the Company’s ability to enroll patients in its planned Phase 2 clinical study for rexaceract; the Company’s ability to replicate positive results from earlier preclinical studies or clinical trials in current or future clinical trials; the Company’s business development activities, strategic collaborations, licensing opportunities and financing activities; the advancement, prioritization and timing of the Company’s pipeline programs, including GT-04686; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2025, and other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Director, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Operating expenses:
Research and development	$(1,421,798)	$(2,849,510)	$(6,323,342)	$(7,865,493)
General and administrative	(1,781,334)	(1,936,267)	(6,914,987)	(6,379,186)
Total operating expenses	(3,203,132)	(4,785,777)	(13,238,329)	(14,244,679)

Loss from operations	(3,203,132)	(4,785,777)	(13,238,329)	(14,244,679)

Other income (expense):
Interest income, net	41,963	78,074	196,077	161,055
Foreign exchange gain (loss), net	73,250	(27,382)	(42,834)	(748,892)
Loss before income tax	(3,087,919)	(4,735,085)	(13,085,086)	(14,832,516)

Income tax	(72,489)	(549,288)	(359,625)	(791,002)

Net loss	$(3,160,408)	$(5,284,373)	$(13,444,711)	$(15,623,518)

Net loss per share:
Net loss per share attributable to common stockholders - basic and diluted	$(0.07)	$(0.15)	$(0.31)	$(0.50)
Weighted average common stock - basic and diluted	43,771,947	34,998,060	42,966,226	31,351,432

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$11,697,570	$20,837,628
Tax credits	80,906	179,701
Prepaid expenses and other current assets	919,448	1,219,809
Total current assets	12,697,924	22,237,138

Noncurrent assets:
Property and equipment, net	40,324	74,916
Internal-use software, net	65,741	102,837
Operating lease right-of-use assets	367,562	334,090
Restricted cash	34,445	36,296
Long-term deposits and other noncurrent assets	25,891	33,698
Total noncurrent assets	533,963	581,837
Total assets	$13,231,887	$22,818,975

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$602,711	$825,027
Operating lease liabilities - current	152,796	119,876
Other current liabilities	1,493,754	2,306,624
Loans - current	119,656	100,869
Total current liabilities	2,368,917	3,352,396

Noncurrent liabilities:
Defined benefit pension plan	308,060	390,509
Operating lease liabilities - noncurrent	215,198	211,238
Loans - noncurrent	189,056	300,084
Total noncurrent liabilities	712,314	901,831
Total liabilities	$3,081,231	$4,254,227

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	$—	$—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 44,324,134 and 42,073,807 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	4,434	4,209
Additional paid-in capital	124,074,293	119,139,677
Accumulated other comprehensive income	872,647	776,869
Accumulated deficit	(114,800,718)	(101,356,007)
Total stockholders’ equity	10,150,656	18,564,748
Total liabilities and stockholders’ equity	$13,231,887	$22,818,975